Exhibit 99.1

NARA BANCORP NAMES TWO NEW INDEPENDENT DIRECTORS

LOS ANGELES – (BUSINESS WIRE) – October 30, 2007 — Nara Bancorp, Inc. (“Nara”) (Nasdaq: NARA), the holding company of Nara Bank (the “Bank”), announced today the appointment to its Board of Directors of two independent directors, Ms. Terry Schwakopf and Mr. Scott Yoon-suk Whang. Ms. Schwakopf possesses extensive experience in financial management and banking from a regulatory perspective, and Mr. Whang has more than 30 years of entrepreneurial operations and management experience in domestic and international sales.

Ms. Schwakopf joins Nara after more than twenty years of experience with the Federal Reserve System, most of which was at the Federal Reserve Bank of San Francisco (the “FRBSF”), where she directed banking supervision for over twelve years. In that role, she supervised all bank and financial holding companies, foreign banking operations, and state member banks located in the nine western states that comprise the San Francisco District. From July 2006 to February 2007, she served as Executive Director where her responsibilities included communications, outreach, and strategic development. She also served as Advisor to the President and First Vice President on a range of issues such as director of recruitment and support. Prior to that, in 2000 she was named executive vice president, and in addition to banking supervision, she was given responsibility for other areas including media relations and public affairs. From 1987 through 1990, she was named to a special unit of the Board of Governors formed to address systemic risk issues, and was then promoted to Manager of Regional and Community Banking where she had oversight responsibility for community bank supervision. Earlier in her career, in 1986, she became the first woman named to an officer level position in banking supervision at the FRBSF.

Mr. Whang has been a goal-oriented entrepreneur with a proven track record of starting three successful companies in the past 20 years. He is the Chairman of Codra Enterprises, which he founded in 1985. He was an early pioneer in recognizing the emerging need for outsourcing services to Asian countries and provided and continues to provide strategic planning, management and operational leadership to import-export service providers of general products. From 1990 to 2006 he was the founder and CEO of Avalanche Publishing, Inc., a $20 million leading publisher of various stationery products, where he was responsible for strategic planning and operations. From 1987 to 1999, he was the founder and Chairman of Apex Press, Inc., a provider of commercial printing services. Earlier in his career, he held various manager level positions at Daewoo International Corporation where he gained experience in senior operations, strategic and corporate planning, P&L management, sales and marketing, and finance.

The appointment of Ms. Schwakopf and Mr. Whang is an integral part of the Board of Directors enhancement plan started in 2005. Dr. Chong Moon Lee, Nara’s Chairman of the Board, said, “The appointment of new directors increases Nara’s diversity of experience by adding another financial expert with regulatory experience in Ms. Schwakopf, and a strong marketing and business operations presence in Mr. Whang.”

“I am delighted to be joining Nara Bank with its long-standing history of serving the Korean-American community,” said Ms. Schawkopf. “The board and management are committed to ensuring the bank is the model in all aspects of its business. I look forward to the opportunity to help them build on the tremendous achievements that have already been made to ensure that Nara Bank is even stronger and more vital in the future.”

“I am very pleased and excited to join Nara Bank, which is a dynamic organization committed to meeting the diversified and complicated expectations of today’s market,” said Mr. Whang. “With my entrepreneurial background in the consumer products industry, I hope to contribute towards making Nara the practical financial resource for both individual consumers and businesses. I look forward to working closely with my fellow directors and management team.”

Their appointment will bring the total number on the Nara Board of Directors to nine and will allow for a more even distribution of committee assignments. Each director will be able to focus even more time on their various committee assignments and will allow for the transfer of substantive and institutional knowledge required to accomplish Nara’s long-term Enhancement and Board Succession Plan.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 19 branches and 8 loan production offices in the United States and one liaison office in Seoul, Korea. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Texas, Georgia, Nevada, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small- and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol “NARA.”

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations and management, that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting Nara Bancorp’s operations, markets, products, services and pricing. Readers should carefully review the risk factors and the information that could materially affect Nara Bancorp’s financial results and business described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and risk factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Nara Bancorp undertakes no obligation to revise or publicly release the results of any revisions to these forward-looking statements.

Media Contact:

Joshua Bae

Nara Bank

(213) 639-1700